EXHIBIT 99.1

Einstein Noah Restaurant Group Script

2008 1st Quarter Conference Call

Scheduled for 3 p.m. MT on Wednesday, May 7, 2008

(Rick)

(Introduction)

Good afternoon and welcome to Einstein Noah Restaurant Group’s 2008 first quarter conference call. I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Let me start by covering a few regulatory matters. I would like to note during our opening remarks and in our responses to your questions certain items may be discussed which are not based on historical fact. Such items, including statements indicating our belief, trends, plans, expectations, fair measure of predictability and the like, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. For more details, please refer to our news release issued today and to the risk factors in our SEC filings.

Now for a brief review of our first quarter financial results.

Today we reported our 14th consecutive quarter of positive comparable store sales growth during a quarter that was exceptionally challenging for the industry. Comparable store sales increased 3.6% for the quarter. The growth in comparable store sales was comprised of 5.8% of price, 2.2% of product mix, offset by (4.1%) fewer units. Upgraded restaurants as a group posted a 7.2% increase in comparable store sales. We completed 9 upgrades in the first quarter with a plan to complete at least 36 more this year. As of today, we have upgraded 75 restaurants. Our company owned restaurants were open a total of 5,387 operating weeks in the quarter.

Revenues grew 7.3 % to $103.3 million from $96.3 million, in the first quarter of 2008 compared with the same quarter in 2007. Company-owned restaurant sales increased 5.0% to $93.6 million for the quarter ended April 1, 2008. Manufacturing revenues increased 39.0% to $8.1 million due to increased volume of products sold as well as a price increase on our products. During the quarter, we opened three new company-owned restaurants, four new licensed restaurants, and our first Einstein Bros. franchise location in Jacksonville, FL. We completed the planned closure of 3 underperforming company-owned restaurants in the first quarter and plan to close an additional 5 stores during the balance of the year. Average unit volume in company-owned restaurants is now $919,000, a $10,000 increase from year end.

Our gross profit was $19.6 million for the quarter compared to $19.5 million in the prior year. We are pleased with this increase during a period of substantially higher costs for agricultural commodities. The cost impact to our company-owned restaurants of our five major agricultural commodities increased approximately $1.2 million with wheat representing approximately 74% of this increase. Labor costs increased approximately $2.4 million in the quarter due to increased staffing in our company-owned stores coupled with planned wage increases. The impact of new minimum wage limits was minor. We are also proud of the fact that our manufacturing and commissary operations returned to profitability in the quarter.

Pretax income increased 240.8% to $4.0 million compared to $1.2 million in the same quarter of the prior year. Diluted earnings per share was $0.23 on approximately 16.5 million shares outstanding.

These improvements enabled us to generate $11.3 million of cash from operating activities in the quarter, which represented a 75.8% increase from the same quarter a year ago. As of April 1, 2008, we have more than $13.9 million of cash and cash equivalents.

Finally, we completed a forward interest rate swap on $60 million of our variable rate debt at a fixed LIBOR rate of 3.52% plus an applicable margin. This swap will commence in late August of 2008 and continue for two years. By entering into this swap, we have created a fair measure of predictability on our interest costs for the next two years on the majority of our debt.

That’s a quick summary of our financial results. As usual, I’ll be available to answer more in-depth questions during the Q&A session following Paul’s remarks. With that, I’ll turn the call over to Paul Murphy.

(Paul) Thank you, Rick. Good afternoon, everyone.

This is the best first quarter we have experienced in the history of the organization. The activities we undertook in late 2007 played a huge role in setting up the company for success this year as evidenced by these quarterly results.

There is no doubt that locking in the cost of wheat, realigning our operational leadership team, adjusting the compensation program and rolling out our revamped menu made a major difference in making this first quarter a success. We have also begun to lock in our wheat costs for the first quarter of 2009 at or below our cost for this quarter. These activities will continue to play a role in the success of our future quarters, as well.

It is important to note that in the first quarter, we launched our revamped menu that has received positive reviews from the majority of our guests. Not only has the new menu’s sleek design and new product offerings informed our existing guests of the depth and breadth of our offerings in all day parts, but it has also increased the awareness of our brand offerings during the lunch and afternoon day parts.

In addition, I’m pleased to announce that our first Einstein Bros. franchised location opened in March in the Jacksonville, FL, area. Mohammed Chaudhry and his team operate the franchise and plan to open another 20 franchise locations in the northern Florida area. It was remarkable to see how quickly the restaurant ramped up its sales after its grand opening event in April.

On top of that effort, we signed a deal with SSP America to open more licensed restaurants in Airports and we just recently signed a deal with Aramark to open even more licensed restaurants in several venues to include college campuses, health care and corporate locations.

We have also commenced a test of a late afternoon snack menu in the 18-store Salt Lake City market. This menu is offered starting at 2:00 PM daily until close. Items include quesadillas, tornado wraps and a two pack of mini-bagel burgers with a choice of savory sauces each bundled with a beverage. Both our crews and the focus groups have given these products high marks.

We are definitely in a growth mode while many companies are pulling back their growth efforts. As I stated in the press release, we are focused on keeping costs down during this challenging economic time, but we are still investing in those activities that we believe will produce the highest return possible.

With respect to our investing activities, we continue to believe that we will open at least 18 company-owned restaurants this year, at least 5 franchised restaurants this year and at least 35 licensed locations. In addition, we plan to upgrade at least 45 restaurants this year. The SSP and Aramark development agreements provide us a robust pipeline to achieve these results. In addition, we continue to host discovery days for potential new Einstein Bros. franchisees as well as new and existing relationships within our Manhattan brand.

As Rick said earlier, due to the forward swap we have far more predictability on our interest expense going forward. We believe that this action may provide additional capital that we can redeploy in our development activities.

That said, we are continuing to be disciplined in our approach to this business and will work diligently to make this next quarter and the remainder of the year as successful as our first three months.

Operator, you may now open the call to questions. Questions may be addressed to either Rick or myself.

Summary of question and answer session:

We anticipate a range of 2.5% to 3.5% of comparable store sales for the remainder of 2008 as a result of a variety of initiatives that we are implementing.

Our costs for a bushel of wheat for the remainder of 2008 are as follows:

Period	Cost per bushel
First quarter	$8.55
Second quarter	$8.00
Third quarter	$8.00
Fourth quarter	$9.20 - $9.30
Average for the year	$8.41

Thank you for joining us and we look forward to speaking to you again in the second quarter earnings conference call. Have a good evening.